Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 20, 2009	TRADED: Nasdaq
LANCASTER COLONY REPORTS IMPROVED FISCAL YEAR AND FOURTH QUARTER RESULTS
     COLUMBUS, Ohio, Aug. 20 —Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, income from continuing operations and net income for the company’s fiscal year and fourth fiscal quarter ended June 30, 2009 compared with the corresponding periods a year ago. Highlights of the fiscal year:
•	Net sales increased seven percent to $1,051 million versus $981 million last year.

•	Income from continuing operations was $89,086,000, compared to $48,439,000 earned in the preceding fiscal year. Diluted earnings per share from continuing operations were $3.18 compared to $1.64 a year ago. Fiscal 2009 results included pretax income of $8.7 million (20 cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In fiscal 2008, the pretax CDSOA distribution was $2.5 million (five cents per share after taxes), and pretax income of approximately $1.7 million (four cents per share after taxes) was also recognized from a fourth-quarter adjustment of self-insured general liability insurance to reflect favorable claims development for prior years. Fiscal 2008 results also included a pretax loss on the November 2007 sale of consumer and floral glass operations totaling $6.4 million (14 cents per share after taxes) and a pretax noncash pension settlement charge of $3.0 million (seven cents per share after taxes).

•	Net income totaled $89.1 million or $3.18 per diluted share. Prior year net income totaled $37.6 million, or $1.28 per diluted share, after a loss from discontinued operations of $10.8 million, or $.37 per diluted share, which included a net loss of $13.5 million on the sale of automotive operations.

•	The cash dividend was increased for the 46th consecutive year, and 496,000 shares were repurchased at a cost of approximately $17 million.

•	The balance sheet remained strong with no debt outstanding compared to $55 million a year ago. The company’s $160 million unsecured revolving credit facility was unused and fully available.
Fourth Quarter Results
Highlights of the fourth quarter ended June 30, 2009 included the following:
•	Net sales increased seven percent to $253 million versus $237 million in the year ago quarter.

•	Specialty Foods sales were up seven percent to a record $226.8 million, as both retail and foodservice sales posted increases. This growth was mostly generated by higher pricing and stronger retail volumes, which benefited from new products and a later Easter this year. Segment operating income more than doubled to a record $46.8 million, reflecting increased sales, a higher retail sales mix and lower raw-material costs.
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•	Glassware and Candles sales increased five percent to $26.6 million primarily due to higher candle sales to the mass market. The segment’s quarterly operating loss improved to $0.9 million from $3.5 million a year ago and reflected higher sales, due in part to higher pricing. Increased input and production costs mitigated the extent of improvement. Prior-year results included pretax restructuring costs for idled glass operations of $1.1 million (two cents per share after taxes).

•	Income from continuing operations totaled $28,401,000. The 2008 fourth quarter income from continuing operations was $10,516,000 and included pretax income pertaining to self-insured reserves for general liability insurance of approximately $1.7 million (four cents per share after taxes) reflecting more favorable claims experience than originally projected for prior years. Diluted earnings per share from continuing operations were $1.01 compared to 37 cents a year ago.

•	Fourth quarter net income totaled $28.4 million, or $1.01 per diluted share, versus the year ago net loss of $2.6 million, or $.09 per diluted share, after a loss from discontinued operations of $13.1 million, or $.46 per diluted share, which included a $13.3 million loss on the sale of automotive operations.
     Chairman and CEO John B. Gerlach, Jr. said, “Similar to the third quarter, we continued to see favorable trends in the fourth quarter that allowed our Specialty Foods segment’s operating margin percentages to return closer to historical levels. We were also pleased with the fourth quarter upswing in candle sales, which we believe acknowledges our ability to deliver a high-quality selection of value-priced products.”
Fiscal 2009 Commentary
     Mr. Gerlach said, “For the year, Specialty Foods drove our improved overall performance, with the segment’s improved profitability from higher sales volumes and pricing actions partially offset by an overall increase in material costs. Efforts undertaken during fiscal 2008 and 2007 to exit various automotive and glass manufacturing operations now appear quite timely given the economic challenges that have evolved. Our consolidated financial results have substantially benefited from our heightened focus on the food business.”
Fiscal 2010 Commentary
     Mr. Gerlach continued, “We enter the new fiscal year optimistic about our prospects for improved consolidated operating margins, despite the challenges of a weaker and less-settled economy. Much of this improvement is expected to be derived from lower material costs anticipated during the first half of the fiscal year. We believe we are well-positioned, both financially and with our customers, to seize opportunities in the ever-evolving market for consumer products.”
Conference Call on the Web
     The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 20, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
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About the Company
     Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS IMPROVED FISCAL YEAR AND 4TH QUARTER RESULTS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$253,385	$236,684	$1,051,491	$980,915
Cost of sales	188,367	199,459	835,999	823,574

Gross margin	65,018	37,225	215,492	157,341
Selling, general & administrative expenses	21,905	19,095	84,238	80,751
Restructuring and impairment charges	—	1,071	1,606	1,253

Operating income	43,113	17,059	129,648	75,337
Interest expense	(23)	(531)	(1,217)	(3,076)
Interest income and other — net	10	180	8,575	3,407

Income from continuing operations before income taxes	43,100	16,708	137,006	75,668
Taxes based on income	14,699	6,192	47,920	27,229

Income from continuing operations	28,401	10,516	89,086	48,439
Income from discontinued operations	—	203	—	2,633
Loss on sale of discontinued operations	—	(13,293)	—	(13,452)

Total discontinued operations, net of tax	—	(13,090)	—	(10,819)

Net income (loss)	$28,401	$(2,574)	$89,086	$37,620

Net income (loss) per common share:(a)

Continuing operations — basic and diluted	$1.01	$.37	$3.18	$1.64

Discontinued operations — basic and diluted	$—	$(.46)	$—	$(.37)

Net income (loss) — basic and diluted	$1.01	$(.09)	$3.18	$1.28

Cash dividends per common share	$.285	$.28	$1.135	$1.11

Weighted average common shares outstanding:
Basic	27,990	28,596	28,033	29,494
Diluted	28,028	28,598	28,051	29,499

(a)	Based on the weighted average number of shares outstanding during each period.
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PAGE 5 / LANCASTER COLONY REPORTS IMPROVED FISCAL YEAR AND 4TH QUARTER RESULTS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
NET SALES
Specialty Foods	$226,824	$211,319	$909,897	$808,507
Glassware and Candles	26,561	25,365	141,594	172,408

	$253,385	$236,684	$1,051,491	$980,915

OPERATING INCOME (LOSS)
Specialty Foods	$46,798	$22,531	$145,848	$88,975
Glassware and Candles	(875)	(3,482)	(5,671)	(1,887)
Corporate expenses	(2,810)	(1,990)	(10,529)	(11,751)

	$43,113	$17,059	$129,648	$75,337

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and equivalents	$38,484	$19,417
Receivables — net of allowance for doubtful accounts	61,152	59,409
Total inventories	102,523	120,303
Deferred income taxes and other current assets	20,653	34,545

Total current assets	222,812	233,674
Net property, plant and equipment	170,900	179,573
Other assets	104,769	106,931

Total assets	$498,481	$520,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,180	$45,964
Accrued liabilities	33,399	42,785

Total current liabilities	74,579	88,749
Long-term debt	—	55,000
Other noncurrent liabilities and deferred income taxes	21,346	17,211
Shareholders’ equity	402,556	359,218

Total liabilities and shareholders’ equity	$498,481	$520,178

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